Exhibit 99.(d)(6)(ii)

Schedule A
to the
Sub-Advisory Agreement
between
Brinker Capital Investments
and
Ceredex Value Advisors LLC
As of September 24, 2020, as amended October 1, 2023

Fund:	Investment Strategy:	Fee (annual rate based on average daily net assets):
Destinations Small-Mid Cap Equity Fund	Mid Cap Value	[*****] [*****] [*****]	[*****] [*****] [*****]

THE ADVISER:

ORION PORTFOLIO SOLUTIONS, LLC D.B.A BRINKER CAPITAL INVESTMENT

By:	/s/ Brian Ferko
Name: Brian Ferko

Title: CCO

THE SUB-ADVISER:

CEREDEX VALUE ADVISORS LLC

By:	/s/ Matthew Carney

Name: Matthew Carney

Title: Chief Compliance Officer